Exhibit 35.3

ANNUAL COMPLIANCE CERTIFICATE

GE Capital Retail Bank (the “Servicer”) hereby certifies as of December 31, 2013 as follows:

1.	The undersigned has reviewed, for the period beginning January 1, 2013 and ending December 31, 2013 (the “Reporting Period”): (a) the activities of the Servicer as they related to the Sub-Servicing Agreement, dated as of May 22, 2008 (as amended and supplemented from time to time, the “Servicing Agreement”), between the Servicer and General Electric Capital Corporation and (b) the Servicer’s performance under the Servicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

GE CAPITAL RETAIL BANK

By:	/s/ Michael Lagnese
Name: Michael Lagnese
Title: Senior Vice President